                                 EXHIBIT 7(t)


                                             October 9, 1998


Nationsbank, N.A., as agent (the "Agent") for the Lenders (the "Lenders") under that certain Revolving Credit Agreement with
John C.  Malone expected to be dated as
of October 9, 1998 (the "Credit Agreement")

Ladies and Gentlemen:

          Reference is made to the Stockholders' Agreement, dated as of February 9, 1998 (the "Stockholders' Agreement"), by and among Tele-Communications, Inc. ("TCI"), John C. Malone ("Malone"), Leslie Malone, Gary Magness, both in any Representative Capacity and individually, Kim Magness, both in any Representative Capacity and individually, The Estate of Bob Magness (the "Bob Estate") and the Estate of Betsy Magness. Capitalized terms used but not defined in this letter are intended to have the meanings assigned to them in the Stockholders' Agreement.

          We have been advised that the Lenders propose to enter into the Credit Agreement and related loan documents (collectively, the "Loan Documents") with Malone, subject, among other conditions, to the waiver by the undersigned of certain provisions of the Stockholders' Agreement. We understand that pursuant to the Credit Agreement, the Lenders from time to time may make loans or other extensions of credit ("Advances") to Malone that will be secured by a pledge of High Vote Shares owned by Malone and that the principal amount of Advances outstanding at any time will not exceed $360 million. It is our understanding that because the High Vote Shares to be pledged constitute "margin stock" for purposes of Regulation U, it is possible that Malone will from time to time be required to provide additional collateral for the Advances, which he may do by pledging additional High Vote Shares. For purposes of this letter, the term "Pledged Shares" means all High Vote Shares from time to time pledged by Malone to secure Advances under the Credit Agreement as in effect from time to time.

          We have been informed that the Loan Documents provide that upon a foreclosure by the Lenders on the Pledged Shares in the case of a default or event of default under the Loan Documents, the Lenders may (i) transfer all or part of the Pledged Shares to the Lenders or the Agent or another nominee of the Lenders, (ii) sell or otherwise transfer all or part of the Pledged Shares to other transferees, either following or without an intermediate transfer described in clause (i), and (iii) exercise other rights and remedies with respect to the Pledged Shares provided for in the Loan Documents (any such case, to "foreclose on the Pledged Shares").



                             Page 105 of 112 Pages

          Each of the undersigned hereby confirms that he or it irrevocably (subject to compliance by the Lenders and the Agent with the terms of this letter) waives all provisions, if any, of the Stockholders' Agreement that would otherwise (i) prohibit or restrict (A) the pledge by Malone of the Pledged Shares as provided in the Loan Documents or (B) the exercise of the Lenders' and Agent's rights to foreclose on the Pledged Shares pursuant to the Loan Documents, or (ii) require that, following an exercise by the Lenders or the Agent of the right to foreclose on the Pledged Shares, the Pledged Shares continue to be subject to the Stockholders' Agreement or that the Lenders, Agent or a purchaser at foreclosure of such Pledged Shares become a member of the Malone Group or a party to the Stockholders' Agreement. Such waiver is based upon our understanding that the Lenders acknowledge and agree that following the pledge of the Pledged Shares and each and every exercise by the Lenders or the Agent of their right to foreclose on any or all of the Pledged Shares, such Pledged Shares shall continue to be subject to the restrictions on transfer, voting and other provisions of the Stockholders' Agreement to the same extent and with the same effect as if they continued to be beneficially owned solely by Malone, other than those Pledged Shares, if any, which the Lenders (for themselves and their successors, assigns and transferees) or Malone (on behalf of the Lenders) tender to TCI for conversion into Low Vote Shares on a share-for-share basis in accordance herewith. Such waiver is also based on our understanding that the Lenders will convert only such Pledged Shares as they deem appropriate to assure that they receive proceeds sufficient to pay the Lenders in full the obligations secured by the Pledged Shares. Our waiver is also based on our understanding that unless and until the Lenders foreclose on the Pledged Shares following a default by Malone, Malone will have the unqualified (except as provided in the Stockholders' Agreement and the Voting Agreement referred to below) right to vote all Pledged Shares in his sole and absolute discretion. We further understand that if, as a result of a foreclosure on the Pledged Shares or otherwise, the Lenders, the Agent or their nominees, successors, assigns or transferees shall become entitled to vote any of the Pledged Shares at any time prior to their conversion into Low Vote Shares as provided above, they shall vote such Pledged Shares (i) in the case of any matter covered by the Voting Agreement, dated as of June 23, 1998, as amended and restated as of October 9, 1998, among AT&T Corp., Malone, individually and in any Representative Capacity, and Leslie Malone, individually and in any Representative Capacity, in the same manner as Malone would be required to vote such Pledged Shares if they continued to be held by him, and (ii) in the case of any other matter, in the manner recommended by the Board of Directors of TCI.

          Please note that the Lenders are not required to tender any Pledged Shares for conversion into Low Vote Shares, but unless such tender is made as provided above, such Pledged Shares shall continue to be subject to the Stockholders' Agreement as provided above. If the Lenders (or their agent or nominee) foreclose or take any other action to enforce the security interest represented by the pledge of any Pledged Shares, and so tender such Pledged Shares for conversion into Low Vote Shares on a share-for-share basis, TCI will
(i) cause (subject to the following sentence) such conversion to be effected at the close of business on the date such

                             Page 106 of 112 Pages

Pledged Shares are duly delivered to TCI for conversion, (ii) reasonably cooperate with the Lenders (or their agent or nominee) in effecting such conversion as promptly as reasonably practicable, (iii) comply with Section 6.4(b) of the Stockholders' Agreement, with the understanding that the Low Vote Shares into which such Pledged Shares are converted satisfy the conditions of
Section 6.4(b) for removal of legends as contemplated by Section 6.4(b), and
(iv) otherwise reasonably cooperate with the transfer of the Low Vote Shares into which such Pledged Shares are converted free of restriction by the Malone Call Agreement and the Stockholders' Agreement. TCI's obligations under clause
(i) above are subject to (x) such Pledged Shares being duly delivered to TCI for conversion in accordance with the provisions of Article IV, Section E.2(a) of TCI's Certificate of Incorporation (as amended to such date) (the "TCI Charter"), (y) the Lenders and the Agent reasonably cooperating with TCI in connection with such conversion, and (z) no court of competent jurisdiction having enjoined such conversion. For purposes of this letter, the requirements of Article IV, Section E.2(a) of the TCI Charter will be deemed satisfied upon proper delivery of certificates representing the Pledged Shares to be so converted to TCI at its office at 5619 DTC Parkway, Englewood, CO 80111,
Attention: General Counsel (or such other address as TCI may notify the Lenders and the Agent), accompanied by a duly executed Stock Power and Notice of Conversion (copies of the forms of which are attached hereto).

          This waiver will automatically terminate if the Lenders, the Agent or their respective successors, assigns or transferees act in any manner or take any position in any litigation that is inconsistent with the terms of this letter.

                             Page 107 of 112 Pages

          This waiver does not, expressly or by implication, amend or modify the terms of the Stockholders' Agreement, which shall continue in full force and effect as written, nor obligate any of the undersigned to give any further or additional consent or waiver in the future.

                                   Very truly yours,

TELE-COMMUNICATIONS, INC.               ESTATE OF BOB MAGNESS



By:/s/ Stephen M. Brett                 By:/s/ Kim Magness
   --------------------------------        ------------------------------
   Name: Stephen M. Brett                  Kim Magness, Personal
   Title:Senior Vice President and         Representative
         Secretary


                                        By:/s/ Gary Magness
                                           ------------------------------
                                           Gary Magness, Personal
                                           Representative
/s/ Kim Magness
----------------------------------
Kim Magness, individually and as
Trustee of the Magness Family
Irrevocable Trusts and the Magness
Issue GST Trusts


/s/ Gary Magness
----------------------------------
Gary Magness, individually and as
Trustee of the Magness Family
Irrevocable Trusts and the Magness
Issue GST Trusts


ESTATE OF BETSY MAGNESS



By:/s/ Kim Magness
   -------------------------------
   Kim Magness, Personal
   Representative

                             Page 108 of 112 Pages

                              FORM OF STOCK POWER
                              -------------------

          FOR VALUE RECEIVED, [______________________] hereby sells, assigns and transfer to [________________________], ___________________________________
(_________________________________) shares of the Series B TCI Group Common
Stock of Tele-Communications, Inc. (the "Company") standing in [_______________________]'s name on the books of the Company represented by Certificate No.(s) ___________________________________ and do irrevocably constitute and appoint The Bank of New York as attorney to transfer said stock on the books of the Company with full power of substitution in the premises.


Dated:

                                             ________________________________
                                             [_________________]




                             Page 109 of 112 Pages

                         FORM OF NOTICE OF CONVERSION
                         ----------------------------

     The undersigned holder of shares of Series B TCI Group Common Stock hereby delivers to Tele-Communications, Inc. ("TCI") certificates representing _____________________ shares of Series B TCI Group Common Stock, duly endorsed for transfer or accompanied by duly executed stock powers, and requests that TCI convert _________________ shares of Series B TCI Group Common Stock into an equal number of shares of Series A TCI Group Common Stock and deliver certificates representing such shares of Series A TCI Group Common Stock together with certificates representing the shares of Series B TCI Group Common Stock for which conversion has not been so requested, to the undersigned at the address specified below.


                                             __________________________________
                                             [Name of Holder]

                                             [Address]




                             Page 110 of 112 Pages